EXHIBIT 10.9
                                 LOAN AGREEMENT
Loan Agreement made as of the 9th day of February, 1999 by and among CONTINENTAL HERITAGE CORPORATION, JULES ROSS, RICHARD A. HAHNER, CASE HOLDINGS, INC., PETER CASORIA, JR., PETER CASORIA, SR., DENNIS LOPEZ, GERALD M. HOLLAND, DAMASO W. SAAVEDRA, ROBERT BRAY, STEVE GOULD and LEE KAPLAN.

                               R E C I T A L S :
A.. As used herein the following terms shall have the meanings set forth below:

(i) the term "Company" shall mean Continental Heritage Corporation, a Delaware corporation;

(ii) the term "Investors" shall include and mean the following persons, whose participation in the Loan, as defined below, appears after their respective names: Jules Ross ($500,000), Richard A. Hahner ($25,000), Case Holdings, Inc. ($100,000), Peter Casoria, Jr. ($50,000), Peter Casoria, Sr. ($25,000), Dennis
Lopez ($25,000) and Gerald M. Holland ($275,000);

(iii) the term "Shareholders" shall mean Robert Bray, Steve Gould, Gerald M. Holland and Lee Kaplan; and

(iv) the terms "Holland" and "Saavedra" shall mean Gerald M. Holland and Damaso
W. Saavedra, respectively.

B.. The Company proposes to engage in the business of distributing nutri-ceutical and homeopathic products and the Investors have agreed to make an initial loan to the Company of up to the sum of One Million Dollars ($1,000,000) upon the terms hereinafter set forth so as to enable the Company to commence its business activities. NOW THEREFORE, in consideration of the premises and the mutual covenants, conditions and agreements herein contained, the parties hereto, each intending to be legally bound, agree as follows:

1.. Initial Loan of $1,000,000.

(a) Upon the terms set forth below, the Investors shall lend to the Company and the Company shall borrow from the Investors the sum of One Million Dollars ($1,000,000) (the "Loan"), the proceeds of which Loan will be used by the Company to enable it to commence its business activities as above stated.

(b) Advances by the Investors on account of the Loan shall be made when requested in writing by the Company to provide the funds required as determined by management of the Company to enable the Company to commence its business activities and otherwise to conduct its business. The requests by the Company are subject to the approval of the Disbursement Agent, which approval shall not be unreasonably withheld.

(c) The Loan shall be evidenced by the Company's Promissory Note in the principal amount of One Million Dollars ($1,000,000) (the "Note") in the form attached hereto as Exhibit "A," which Note shall be executed and delivered to Gerald M. Holland, as disbursement agent ("Disbursement Agent") for the Investors, upon the first advance on account of the Loan by the Investors to the Company.

2.. Class A Warrants. The Company shall issue to each the Investors and Holland and Saavedra Class A Warrants of the Company enabling the holders thereof to purchase an aggregate of Two Million Three Hundred Fifty One Thousand and Two Hundred Fifty (2,351,250) shares of Common Stock, $0.10 par value, of the Company, upon the terms and conditions set forth in the Class A Warrants, a copy of which Class A Warrant is attached as Exhibit "B" to this Loan Agreement. The number of Class A Warrants to be issued to each Investor and Holland and Saavedra will be in the following amounts:

Name of Investor             Shares Subject to Class A Warrants
Jules Ross                        1,000,000
Richard A. Hahner                    50,000
Case Holdings, Inc.                 200,000
Peter Casoria, Jr.                  100,000
Peter Casoria, Sr.                   50,000
Dennis Lopez                         50,000
Gerald M. Holland                   550,000
Gerald M. Holland                   210,750
Damaso W. Saavedra                  140,500

3. Class B and Class C Warrants

(a) The Company and the Shareholders entered into a Stock Exchange Agreement dated November 27, 1998, pursuant to which the Company acquired from the Shareholders all of the outstanding stock of Encore International, Inc. ("Encore") in exchange for an aggregate of 5,500,000 shares of the Company's Common Stock, of which 521,136 shares were transferred by Messrs. Gould and Kaplan to satisfy in whole or in part certain obligations of Encore, leaving the Shareholders owning 4,978,264 shares of Common Stock of the Company as follows:


Robert Bray                                 550,000
Steve Gould (held by Fat Cat, LLC)        2,090,382
Gerald Holland                              247,500
Lee Kaplan                                2,090,382

Under the terms of the Stock Exchange Agreement, the Company has agreed to issue an additional 1,000,000 shares to the Shareholders if the consolidated net revenues of the Company are at least $8,000,000 for the twelve (12) month period commencing March 1, 1999; and an additional 1,000,000 shares if the consolidated net revenues of the Company are at least $15,000,000 (on a non-cumulative basis) for the twelve (12) month period commencing March 1, 2000.

(b) In the event that the Shareholders shall be entitled to receive 1,000,000 additional shares of the Company's Common Stock based upon the consolidated net revenues of the Company being at least $8,000,000 for the twelve (12) month period commencing March 1, 1999, then in such event there shall be issued to Saavedra and Holland, Class B Warrants in the form attached hereto as Exhibit "C" to purchase an additional 427,500 shares of the Company's Common Stock.

(c) In the event that the Shareholders shall be entitled to receive 1,000,000 additional shares of the Company's Common Stock based upon the consolidated net revenues of the Company being at least $15,000,000 for the twelve (12) month period commencing March 1, 2000, then in such event there shall be issued to Saavedra and Holland, Class C Warrants in the form attached hereto as Exhibit "D", to purchase an additional 427,500 shares of the Company's Common Stock.

(d) In the event either the Class B Warrants or Class C Warrants are to be issued, Holland shall be entitled to Class B or Class C Warrants to purchase 256,500 shares of Common Stock and Saavedra shall be entitled to Class B or Class C Warrants to purchase 171,000 shares.

4. Additional Loan.

(a) In the event the Company should require additional funds over and above the amounts to be advanced by the Investors on the Initial Loan as evidenced by the Note, the Investors agree to lend to the Company an additional sum of Five Hundred Thousand Dollars ($500,000) ("Additional Loan") which Additional Loan will be evidenced by a promissory note of the Company repayable in six (6) equal monthly installments over the six month period commencing one year from the date of this Agreement with interest at the rate of ten percent (10%) per annum payable monthly with each monthly installment of principal. The obligation of each Investor to make the Additional Loan shall be based upon his or its pro rata share of the Initial Loan. Repayment of the Additional Loan shall be secured by a lien against products ordered by the Company with the funds provided by the Investors under the Additional Loan under a security agreement in form mutually approved by the Investors and the Company.

(b) At the time of making the Additional Loan, the Company shall issue to the Investors as per their pro rata share of the Additional Loan additional warrants entitling the holders of such warrants to purchase 1,000,000 shares of Common Stock of the Company upon the same terms and conditions set forth in the Class A Warrants with the term of such additional warrants commencing at the time of the making of the Additional Loan.

(c) At the time of the making of the Additional Loan, the Investors shall receive from counsel to the Company its opinion to the effect that the Investors have received a valid and enforceable security interest in the products as security for the Company's repayment of the Additional Loan.

5. Shareholders' Non-Recourse Pledge Agreement; Irrevocable Proxy.

(a) The Shareholders shall execute and deliver to the Investors a Shareholders' Non-Recourse Pledge Agreement in the form of Exhibit "E" hereto, pursuant to which the Shareholders shall pledge on a non-recourse basis the 4,978,264 shares of the Company's Common Stock as collateral security for repayment of the Note and to secure performance by the Shareholders of their covenants and agreements in this Loan Agreement upon the occurrence of an event of default as defined in the Shareholders' Non-Recourse Pledge Agreement.

(b) Each Shareholder shall execute and deliver to the Investors an Irrevocable Proxy in the form of Exhibit "E-1" hereto entitling the Investors or a person nominated by them to vote all of the 4,978,264 shares owned by the Shareholders and any additional shares of Common Stock any of such Shareholders shall receive as set forth in Section 3(b) or 3(c) hereof.

(c) If the Shareholders should receive any additional shares of the Company's Common Stock as described in Sections 3(b) or 3(c) hereof, such shares shall be added to and become part of the Collateral under the Shareholders' Non-Recourse Pledge Agreement. Further, all Class A Warrants which Steve Gould and Lee Kaplan shall receive as provided in Section 11(f) hereof shall upon their issue be added to and become part of the Collateral under the Shareholders' Non-Recourse Pledge Agreement.

6. Additional Pledge Agreement. Holland and Saavedra shall enter into a Non-Recourse Pledge Agreement in the form of Exhibit "F" hereto with the Investors whereby the Class A Warrants to purchase 351,250 shares of Common Stock to be issued to Holland and Saavedra under the provisions of Section 2 above shall be pledged as collateral security for repayment of the Note.

7. Grant of Distributorship to Investors. The Company shall grant to the Investors a Master Distributorship directly below the Master Distributorship granted by the Company to Lee Kaplan and directly above the Distributorship to be granted to Aspira 2000, Inc. in connection with its transfer to the Company of its assets. The Master Distributorship to be granted to the Investors shall be operated in accordance with Distributor policies of VisionQuest Worldwide, Inc., the subsidiary of the Company, and is entitled to receive in accordance with VisionQuest's Distributor Compensation Plan, commissions and bonuses on down-line sales activity. The Investors shall receive eighty percent (80%) of the commissions earned by the Master Distributorship, which shall be paid as provided in the next sentence of this Section 7, and ten percent (10%) of such commissions shall be paid to each of Holland and Saavedra. Payment of the commissions earned by the Master Distributorship will be made monthly by the Company and will be included in the Company's regular monthly bonus run with Holland and Saavedra each receiving ten percent (10%) thereof and each Investor receiving the percentage of the balance of eighty percent (80%) of such commissions set forth following his or its respective names:

Name of Investor                 Percentage
Jules Ross                       50.00%
Gerald Holland                   27.50%
Case Holdings, Inc.              10.00%
Peter Casoria, Jr.                5.00%
Peter Casoria, Sr.                2.50%
Dennis Lopez                      2.50%
Richard A. Hahner                 2.50%

8. Documents Delivered to Investors. Each Investor acknowledges that such Investor has received from the Company copies of the following reports or documents ("SEC Reports") filed by the Company with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended: (i) Annual Report on Form 10-K for the three fiscal years ended October 31, 1997; (ii) Current Report on Form 8-K dated September 3, 1998;
(iii) Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1998; (iv) Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1998; (v) Quarterly Report on Form 10-Q for the quarterly period ended July 31, 1998; (vi) Information Statement pursuant to Section 14 (f) of the Securities Exchange Act of 1934 and Rule 14 (f)-1 thereunder; (vii) Current Report on Form 8-K dated December 7, 1998 and amendment thereto dated January 22, 1999; and (vii) Current Report on Form 8-K dated January 22, 1999. Copies
o f a Business plan of VisionQuest Worldwide, Inc., a wholly owned subsidiary of the Company, has also been delivered to each of the Investors.

9. Representations and Warranties of the Company and the Shareholders. Each of the Company and the Shareholders warrants and represents to the Investors that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction where it owns property or where the nature of its business requires it to be qualified to do business. The Company has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

(b) Each Shareholder is the beneficial owner of the Company's Common Stock set forth in Section 3(a) of this Agreement, free and clear of any liens, mortgages, claims, charges, security interests, encumbrances or other restrictions or limitations affecting such person's ability to transfer the same. There is no right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise receive from each such person any shares of capital stock or any other securities of the Company.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which the Company or any Shareholder is a party or by which any of them may be bound or
(ii) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body against or binding upon Encore or any of such persons.

(d) The Company has authorized capitalization consisting of 10,000,000 shares of Common Stock, $.10 par value, and 2,000,000 shares of "blank-check" Preferred Stock, $.50 par value. As of the date of this Agreement there are issued and outstanding 6,928,860 shares of such Common Stock and no shares of the Preferred Stock. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable. There are no other classes of capital stock of the Company authorized or outstanding. Other than the 2,000,000 shares of Common Stock that may be issued as described in Section 3 hereof, or the shares of Common Stock that may be issued from exercise of the Class A, Class B or Class C Warrants or other warrants referred to in this Loan Agreement, there are no rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options or other agreement of any kind to purchase or otherwise to receive from the Company any of the authorized but unissued shares of the capital stock or any other securities of the Company and no securities or obligations of any kind convertible into such capital stock exist in favor of any person, firm or corporation.

(e) Other than Apollo Enterprises, Inc., National Heritage Corporation and M.N. Properties, Inc., each of which is a Texas corporation, Encore International, Inc., an Oklahoma corporation and VisionQuest Worldwide, Inc., a Nevada corporation, the Company does not have any Subsidiaries (as hereinafter defined), nor does it directly or indirectly own nor has it made any investment in any of the capital stock of, or any other proprietary interest in, any other person including but not limited to joint ventures and partnerships. As used herein, the term "Subsidiaries" shall mean any corporation, person, firm or other entity as to which the Company directly or indirectly owns or has the power to vote, or to exercise a controlling influence with respect to, 50% or more of the securities of any class of such person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person.

(f) (i) Each of the financial statements of the Company and Encore, including the footnotes thereto, included in the SEC Reports ("Financial Statements") delivered to each Investor, have been prepared in conformity with generally accepted accounting principles and fairly present the financial condition and results of operations of the Company and Encore as of the respective dates of such financial statements and for the fiscal periods then ended.

(ii) Since October 31, 1998 there has been no material adverse change in the assets, properties or financial condition of the Company on its Subsidiaries.

(g) The Company has recorded no income tax liability on its Balance Sheets included in the Financial Statements. The total amounts set up as liabilities for current taxes on the Balance Sheets in the Financial Statements are sufficient to cover the payment of all claims, whether known or unknown, with respect to all Taxes (as hereinafter defined). The Company has filed all federal, state and local tax returns which are required to be filed or has requested extensions thereof and has paid all Taxes shown on such returns and all assessments received by it to the extent that the same have become due except as shown on the aforesaid Balance Sheet. The Company has not agreed nor is it required to make any adjustment under the provisions of the Internal Revenue Code or any similar state or local law by reason of a change in accounting method or otherwise. To the best knowledge of the Company, there are no pending claims with respect to Taxes. Neither the Federal income tax returns of the Company nor its state and local returns (measured, in whole or in part, by income) have been audited. As used herein the term "Taxes" shall include all income tax liability, deferred income tax liability and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income and whether or not assessed or disputed, that are payable or deferrable, by the Company through July 31, 1998, or as to which the Company may have any liability for taxable periods ending on or before such date, and all deficiencies or other additions to tax, interest and penalties owed by the Company or as to which the Company may have liability in connection with any of the foregoing.

(h) All documents, Exhibits and other materials delivered or to be delivered by or on behalf of the Company to the Investors in connection with this Loan Agreement and the transactions contemplated hereby are to the best of the Company's knowledge true and complete. The information furnished by or on behalf of the Company in connection with this Loan Agreement and the transactions contemplated hereby does not, to the best of the Company's knowledge, contain any untrue statement of a material fact and does not omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading.

10. Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company as follows:

(a) Such person has received and carefully reviewed the SEC Reports and documents referred to in Section 8 hereof.

(b) He has had reasonable opportunity to ask questions of and receive answers from the management of the Company concerning the Company, its proposed business and the Loan, and all such questions, if any, have been answered to the full satisfaction of such Investor.

(c) Has such knowledge and expertise in financial and business matters that such Investor is capable of evaluating the merits and risks involved in an investment in the Notes, the Class A Warrants and the Warrant Shares, as such latter term is defined in the Class A Warrants.

(d) Acknowledges that the Company has determined that the exemption from the registration provisions of the Securities Act of 1933, as amended, ("Securities Act") for the issue of the Note, the Class A Warrants and the Warrant Shares upon exercise of the Class A Warrants is based upon, in part, the representations, warranties and agreements made by each Investor herein.

(e) Except as set forth in the documents described in Section 8 hereof, no representations or warranties have been made to an Investor by the Company or any agent, employee or affiliate of the Company and in entering into this Loan Agreement, each Investor acknowledges that he or it has not relied on any information, other than that contained in the documents delivered to him or it by the Company and the results of independent investigations, if any, made by such Investor.

(f) Each Investor understands that the Note, the Class A Warrants and the Warrant Shares have not been registered under the Securities Act or the Securities Laws of any state, based upon an exemption from such registration requirements for non-public offerings to "Accredited Investors."

(g) That he or it has been advised that:

(i) The Notes, the Class Warrants and the Warrant Shares are "Restricted Securities" as said term is defined in Rule 144 of the Rules of Regulations promulgated under the Securities Act;

(ii) The Notes, the Class A Warrants and the Warrant Shares may not be sold or otherwise transferred unless they have first been registered under the Securities Act and all applicable State Securities Laws, unless exemption from such registration provisions are available with respect to said resale or transfer;

(iii) Other than as set forth in the Class A Warrants, the Company is under no obligation to register the Class A Warrants or the Warrant Shares under the Securities Act or any State Securities Laws or to take any action to make an exemption from such registration provisions available;

(iv) The Class A Warrants and the certificates that will evidence the Warrant Shares will bear a legend to the effect that the transfer of the same is subject to the provisions hereof; and

(v) Stop transfer instructions will be placed with the transfer agent for the Common Stock of the Company.

(h) Each Investor is acquiring his or its interest in the Notes, the Class A Warrants and any Warrant Shares solely for the account of such Investor, for investment purposes only and not with a view towards the resale or distribution thereof.

(i) The Investor will not sell or otherwise transfer his interest in the Note, the Class A Warrant or the Warrant Shares or any interest therein, unless and until such securities have first been registered under the Securities Act and all applicable State Securities Laws; or such Investor shall have first delivered to the Company a written opinion of counsel (which counsel and opinion, in form and substance, shall be reasonably satisfactory to counsel to the Company) to the effect that the proposed sale of transfer is exempt from the registration provisions of the Act and all applicable State Securities Laws.

(j) Each Investor has full power and authority to execute and deliver this Loan Agreement and to perform their respective obligations hereunder.

(k) Each Investor confirms to the Company that he or it is an Accredited Investor within one of the following three definitions and shall indicate at the end of the Loan Agreement in which category he or it is:

(i) a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of this Loan Agreement exceeds $1,000,000;

(ii) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and has reasonable expectation of reaching the same income level in the current year; or

(iii) is an entity in which all the equity owners are Accredited Investors.

11. Additional Agreements.

(a) Except with the prior written approval of the Investors, the net proceeds that the Company receives on any sale of its capital stock after deduction of the expenses of such sale or offering, such as underwriting or brokers commissions and other expenses of sale including legal and accounting fees, shall first be applied to the payment of the Note and thereafter to the payment of the note evidencing the Additional Loan. Only after the Note and any note evidencing the Additional Loan have been paid in full may the Company use the net proceeds from any sale of its capital stock for any other purpose.

(b) It is the intent of the parties to this Loan Agreement that in order to prevent dilution of the shares of Common Stock that may be issuable upon exercise of the Class A Warrants, Class B Warrants or Class C Warrants, the number of shares so issuable upon such exercise will be adjusted to reflect the issue by the Company of shares of its Common Stock or options to purchase shares of Common Stock of the Company or of any subsidiary to any of the Shareholders or to any executive officer or director of the Company in lieu of compensation or as additional compensation. In the event that during the term of the Class A Warrants, Class B Warrants or Class C Warrants shares of Common Stock are so issued by the Company, then the number of Warrant Shares issuable under any of the classes of warrants then outstanding shall be increased by the number of shares of Common Stock so issued by the Company, with each holder of a Class A, Class B or Class C Warrant being entitled to purchase on a pro rata basis the additional shares of Common Stock available for his or its particular class of warrants at the same price and terms as in such class of warrants.

(c) So long as the Note or a note evidencing the Additional Loan should remain outstanding and unpaid, the Company will cause to be elected to its Board of Directors, two designees of the Investors. Initially, such designees shall be:
________.

(d) (i) Until such time as the Note is paid in full, the Company shall maintain a "key man" life insurance policy issued by an A rated insurance company on the life of Steve Gould in the amount of Two Million Dollars ($2,000,000) with the beneficiaries of such insurance policy being the Investors. The "keyman" insurance policy must be in full force or effect prior to the first advance of the Loan under Section 1(b) hereof.

 (ii) Any payments received by the Investors on the "keyman" insurance policy shall be applied first to payment of interest and principal on the Note. Any surplus of such proceeds shall be applied to payment of accrued interest and principal on the Additional Loan, if then outstanding. The balance of such proceeds, if any, after such applications shall be paid to the Company.

(e) Gerald M. Holland is hereby appointed the Disbursement Agent under this Loan Agreement. As such Disbursement Agent, he is authorized by the Investors and the Company to establish an account with a bank in the Fort Lauderdale, Florida area in which to deposit the funds provided by the Investors for the Initial Loan and for any Additional Loans. Such account shall be in the name of the Company but Gerald M. Holland, as the Disbursement Agent, shall be the only authorized signatory on such account. The Disbursement Agent shall disburse the funds from such account on account of the Initial Loan or the Additional Loan as and when requested by the Company to the extent and as provided in Section 1(b) of this Loan Agreement. The Disbursement Agent shall also act as the Disbursement Agent under the Note so as to collect all payments of interest and principal on account of the Note or any note under the Additional Loan and to distribute the same among the Investors according to their re spective interest in the Initial Loan or the Additional Loan.

(f) (i) The Promissory Notes of the Company, each in the amount of $56,000 and dated October 1, 1998, payable to each of Steve Gould and Lee Kaplan, shall be canceled and new Promissory Notes ("New Notes") to replace the existing Promissory Notes, each in the amount of $56,000, shall be delivered by the Company to each of Steve Gould and Lee Kaplan. The New Notes shall bear interest at the annual rate of 10% per annum and shall be repayable upon the same terms and conditions as the Note, provided however, that no payment of interest or principal shall be made on the New Notes to be delivered to Steve Gould and Lee Kaplan unless at such time all payments of principal and interest on the Note then due and payable have been made.

(ii) In consideration of Steve Gould and Lee Kaplan accepting the New Notes to replace their current Promissory Notes, the Company shall issue to each Class A Warrants to purchase 112,000 shares of the Common Stock of the Company.

(g) The Company may borrow from Alan Cote the sum of $100,000, which loan is to be evidenced by a promissory note bearing interest at the rates of 10% per annum, with interest and principal payable on the same terms as that provided in the Note. Such promissory note shall provide that no payment of principal or interest may be made on the promissory note delivered by the Company to Alan Cote unless all payments of principal and interest then due on the Note have been paid. In connection with such loan, the Company may issue to Alan Cote Class A Warrants to purchase 200,000 shares of the Company's Common Stock.

(h) Upon execution of this Loan Agreement, counsel for the Company shall deliver to the Investors its legal opinion to the following effect: Neither the execution and delivery of the Loan Agreement, nor the consummation of the transactions contemplated under the Loan Agreement will:

(i) to the best of knowledge of said counsel after due inquiry, result in any violation of or be in conflict with or result in the breach or termination of, or otherwise give any other contracting party with the Company the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which the Company is a party or by which it may be bound; or

(ii) Cause the entry of any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body against or binding upon the Company; and

(iii) That the Irrevocable Proxy granted by the Shareholders to the Investors is a valid proxy entitling the holders thereof to vote the shares of Common Stock of the Company subject to the Irrevocable Proxy to the extent provided in the Irrevocable Proxy.

12. Miscellaneous.

(a) All notices or other communications required or permitted by this Agreement shall be sufficiently given if in writing and only delivered (personally, by courier service such as Federal Express or by other messenger) or mailed by registered or certified mail, return receipt requested, as follows:

 If to the Company:

                   2140 America's Cup Circle, Las Vegas, NV 89117
 If to the Shareholders, as follows:
                Gould - 2140 Americas Cup Circle, Las Vegas, NV 89117 Kaplan - P. O. Box 23481, Federal Way, WA 98093
                Bray - 10009 Huntleigh Drive, Oklahoma City, OK 73120 Holland - 4860 NE 12th Ave., Ft. Lauderdale, FL 33334

 If  to the Investors, as follows:

or to such other address as hereafter shall be furnished as provided in this
Section 6.1 by any of the parties hereto to the other party hereto.

(b) Each party will pay its or his own expenses with respect to the preparation of this Agreement and the documents attendant thereto.

(c) This Agreement shall not be assignable by any party, and shall not be altered or otherwise amended except pursuant to a writing executed by all of the parties hereto.

(d) If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by all of the parties hereto.

(f) All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons or entity or entities may require.

(g) Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(h) This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman. At the direction of Investors, the Courts of the State of Delaware or Florida or of the United States District Court in either such state shall be competent Courts to adjudicate any disputes arising out of this Agreement and the parties hereto submit to the personal jurisdiction of each of such Courts and waive all rights to waive jurisdiction.

(i) This Agreement contains the entire Agreement and understanding of the parties with respect to the subject matter hereof, and no variations hereof or alterations or amendments to this Agreement shall be binding unless made in writing and signed by all of the parties.

(j) All Exhibits and Schedules attached hereto are incorporated by reference into, and made a part of, this Agreement.

(k) The Section headings are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

13. By each Investor executing this Loan Agreement, such Investor acknowledges that he or it has been advised that the law firm of Kopelowitz, Saavedra and Palosi do not represent such Investor in this matter nor does it practice or have the legal competence in securities and securities laws matters. Each Investor has previously been advised to seek the advice of counsel of their own choosing. Further, each Investor has been apprised of the fact that Damaso W. Saavedra has an inherent conflict of interest in the transactions covered by the Loan Agreement since he will be receiving Class A Warrants, Class B Warrants, and Class C Warrants to the extent provided in the Loan Agreement.
By executing this Loan Agreement, each investor waives any claims that he or it may have against the law firm of Kopelowitz, Saavedra and Palosi or Damaso W. Saavedra for any acts they have performed in connection with the negotiation and preparation of this Loan Agreement.

 IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.


INVESTORS:   CATEGORY OF ACCREDITED INVESTOR  CONTINENTAL HERITAGE
                                              CORPORATION

 /s/ Jules Ross                               By:  /s/
                                              President
/s/ Gerald M. Holland                          /s/
                                              Steven Gould


 /s/ Peter Casoria, Jr.
                                           /s/ Lee Kaplan


 /s/ Peter Casoria, Sr.                    /s/  Robert Bray


 /s/ Dennis Lopez                           /s/  Gerald M. Holland


 /s/ Richard A. Hahner                      FAT CAT, LLC

                                            By:  /s/
                                             Steve Gould


CASE HOLDINGS, INC.

By:  /s/
            Title
                                              /s/
                                             Damaso W. Saavedra